CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Vilacto Bio Inc., of our report dated July 13, 2017 on our audit of the balance sheet of Vilacto Bio Inc., as of March 31, 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended March 31, 2017, and the reference to us under the caption “Experts.”

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

March 30, 2018